                                                                     EXHIBIT 4.1

                     [FORM OF CONVERTIBLE SUBORDINATED NOTE]


NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(III) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(III) OF THIS NOTE.


                          CONVERTIBLE SUBORDINATED NOTE


Issuance Date: March 25, 2004                      Principal: U.S. $[40,000,000]

         FOR VALUE RECEIVED, NOBLE INTERNATIONAL, LTD., a Delaware corporation (the "COMPANY"), hereby promises to pay to the order of [INSERT HOLDER] or registered assigns ("HOLDER") the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "PRINCIPAL") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("INTEREST") on any outstanding Principal at the rate of 4.00% per annum, subject to periodic adjustment pursuant to
Section 2 (the "INTEREST RATE"), from the date set out above as the Issuance Date (the "ISSUANCE DATE") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Subordinated Note (including all Convertible Subordinated Notes issued in exchange, transfer or replacement hereof, this "NOTE") is one of an issue of Convertible Subordinated Notes (collectively, the "NOTES" and such other Convertible Subordinated Notes, the "OTHER NOTES") issued on the Issuance Date pursuant to the Securities Purchase Agreement (as defined below). Certain capitalized terms are defined in Section 29.

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                  (1) MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. The "ORIGINAL MATURITY DATE" shall be March 31, 2007, as may be extended in accordance with Section 8 hereof or as extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and
(ii) through the date that is ten days after the consummation of a Change of Control (as defined in Section 5(a)) in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(a)) is delivered prior to the Maturity Date (as may be extended, the "MATURITY DATE").

                  (2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the first day of each Calendar Quarter and on the Maturity Date during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an "INTEREST DATE") with the first Interest Date being July 1, 2004. Interest shall be payable on each Interest Date in cash. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 11%. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

                  (3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company's common stock, par value $0.001 per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section 3.

                           (a) Conversion Right. Subject to the provisions of
Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) in increments of at least $100,000 of Principal (or such lesser amount if such amount represents the remaining Principal amount) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

                           (b) Conversion Rate. The number of shares of Common
Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the "CONVERSION RATE").

         (i) "CONVERSION AMOUNT" means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

         (ii) "CONVERSION PRICE" means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, $32.00.

                           (c) Mechanics of Conversion.

         (i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a "CONVERSION DATE"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company's transfer agent (the "TRANSFER AGENT"). On or before the second Business Day following the date of receipt of a Conversion Notice (the "SHARE DELIVERY DATE"), the Company shall (X) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with Depository Trust Company ("DTC") through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this
         Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

         (ii) Company's Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a "CONVERSION FAILURE"), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.

         (iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

         (iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder's portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

                           (d) Limitations on Conversions.

         (i) Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-Q or Form 10-K, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

         (ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company's obligations under the rules or regulations of the Principal Market (the "EXCHANGE CAP"), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of the Notes representing at least a majority of the principal amounts of the Notes then outstanding. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to such Purchaser pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Issuance Date (with respect to each Purchaser, the "EXCHANGE CAP ALLOCATION"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Notes, the transferee shall be allocated a pro rata portion of such Purchaser's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder's Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

                  (4) RIGHTS UPON EVENT OF DEFAULT.

                           (a) Event of Default. Each of the following events
shall constitute an "EVENT OF DEFAULT":

         (i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is 60 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder's Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 10 consecutive Trading Days or for more than an aggregate of 30 Trading Days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

         (ii) the suspension from trading or failure of the Common Stock to be listed on the Principal Market or The New York Stock Exchange, Inc. for a period of five consecutive Trading Days or for more than an aggregate of seven Trading Days in any 365-day period;

         (iii) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten
         (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

         (iv) at any time following the tenth consecutive Business Day that the Holder's Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

         (v) the Company's failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note, the Securities Purchase Agreement, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five Business Days;

         (vi) any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined below) of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) other than with respect to any Other Notes and the 1998 Debentures; provided that in the case of a payment default of such Indebtedness, such default is not cured within applicable cure periods; further provided that in the case of a non-payment default of such Indebtedness that has not resulted in an acceleration or redemption of such Indebtedness prior to its maturity, only upon acceleration or redemption of such Indebtedness;

         (vii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, "BANKRUPTCY LAW"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "CUSTODIAN"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

         (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

         (ix) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed

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         pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

         (x) the Company materially breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Note, the Other Notes, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby to which the Holder is a party, except, in the case of a breach of a covenant or other term or condition which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

         (xi) any breach or failure in any respect to comply with Section 15 of this Note;

         (xii) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes; or

         (xiii) either of (x) the Total Debt to Total Capitalization Ratio shall exceed .55:1.00 or (y) the Total Debt to EBITDA Ratio shall exceed 3.50:1.00.

                           (b) Redemption Right. Promptly after the occurrence
of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an "EVENT OF DEFAULT NOTICE") to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the "EVENT OF DEFAULT REDEMPTION NOTICE") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this
Section 4(b) shall be redeemed by the Company at a price equal to the greater of
(i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the "EVENT OF DEFAULT REDEMPTION PRICE"). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

                  (5) RIGHTS UPON CHANGE OF CONTROL.

                           (a) Change of Control. Each of the following events
shall constitute a "CHANGE OF CONTROL":

         (i) the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

         (ii) the sale or transfer of all or substantially all of the Company's assets; or

         (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "CHANGE OF CONTROL NOTICE").

                           (b) Assumption. Prior to the consummation of any
Change of Control, the Company will secure from any Person purchasing the Company's assets or Common Stock or any successor resulting from such Change of Control (in each case, an "ACQUIRING ENTITY") a written agreement (in form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding) to deliver to each holder of Notes in exchange for such Notes, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder, and satisfactory to the holders of Notes representing at least a majority of the principal amount of the Notes then outstanding. In the event that an Acquiring Entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding may elect to treat such Person as the Acquiring Entity for purposes of this Section 5(b).

                           (c) Redemption Right. At any time during the period
beginning after the Holder's receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending 10 days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof ("CHANGE OF CONTROL REDEMPTION NOTICE") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem; provided, however, that the Company shall not be under any obligation to redeem all or any portion of this Note or to deliver the applicable Change of Control Redemption Price unless and until the applicable Change of Control is consummated. The portion of this Note subject to redemption pursuant to this
Section 5(c) shall be redeemed by the Company at a price equal to the greater of
(i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 110% of the Conversion Amount being redeemed (the "CHANGE OF CONTROL REDEMPTION PRICE"). Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control.

                  (6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

                           (a) Purchase Rights. If at any time the Company
grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                           (b) Other Corporate Events. Prior to the consummation
of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a "CORPORATE EVENT"), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

                  (7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

                           (a) Adjustment of Conversion Price upon Issuance of
Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the "NEW SECURITIES ISSUANCE PRICE") less than a price (the "APPLICABLE PRICE") equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a "DILUTIVE ISSUANCE"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount (rounded to the nearest cent) equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this
Section 7(a), the following shall be applicable:

         (i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

         (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the "price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

         (iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

         (iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of Notes representing at least a majority of the principal amounts of the Notes then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne equally by the Company, on the hand, and the holders of the Notes, on the other hand.

         (v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.


                           (b) Adjustment of Conversion Price upon Subdivision
or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                           (c) Other Events. If any event occurs of the type
contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

                  (8) EXTENSION OF MATURITY DATE AT HOLDER'S OPTION. The Holder shall have the right, in its sole discretion, to require that the Original Maturity Date as to this Note (but not any other Note) be extended for a period not to exceed three years from the Original Maturity Date, without the action of any other Person, by delivering written notice thereof (a "HOLDER MATURITY DATE EXTENSION NOTICE") to the Company at any time prior to the Original Maturity Date, which Holder Maturity Date Extension Notice shall indicate the Maturity Date, as so extended, of this Note. Within two Business Days of receipt of a Holder Maturity Date Extension Notice, the Company shall inform all other holders of Notes that such a notice has been received by the Company.

                  (9) COMPANY'S RIGHT OF MANDATORY CONVERSION. (a) Mandatory Conversion. If at any time from and after March 23, 2006, the Weighted Average Price of the Common Stock exceeds 200% of the Conversion Price as of the Issuance Date (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance
Date) for each of any 15 consecutive Trading Days (the "MANDATORY CONVERSION MEASURING PERIOD") and the Conditions to Mandatory Conversion (as set forth in
Section 9(c)) are satisfied or waived in writing by the Holder, the Company shall have the right to require the Holder to convert all or any such portion of the Conversion Amount of this Note designated in the Mandatory Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a "MANDATORY CONVERSION"). The Company may exercise its right to require conversion under this Section 9(a) by delivering within not more than three Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the "MANDATORY CONVERSION NOTICE" and the date all of the holders received such notice is referred to as the "MANDATORY CONVERSION NOTICE DATE"). The Mandatory Conversion Notice shall be irrevocable.

                           (b) Pro Rata Conversion Requirement. If the Company
elects to cause a conversion of all or any portion of the Conversion Amount of this Note pursuant to Section 9(a), then it must simultaneously take the same action with respect to the Other Notes. If the Company elects to cause the conversion of this Note pursuant to Section 9(a) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require conversion of a Conversion Amount from each of the holders of the Notes equal to the product of (I) the aggregate Conversion Amount of Notes which the Company has elected to cause to be converted pursuant to Section 9(a), multiplied by (II) the fraction, the numerator of which is the sum of the aggregate principal amount of the Notes purchased by such holder pursuant to the Securities Purchase Agreement and the denominator of which is the sum of the aggregate principal amount of the Notes and purchased by all holders pursuant to the Securities Purchase Agreement (such fraction with respect to each holder is referred to as its "ALLOCATION PERCENTAGE," and such amount with respect to each holder is referred to as its "PRO RATA CONVERSION AMOUNT"). In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder's Notes, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least 15 Business Days but not more than 60 Business Days following the Mandatory Conversion Notice Date (the "MANDATORY CONVERSION DATE"), (ii) the aggregate Conversion Amount of the Notes which the Company has elected to be subject to mandatory conversion from all of the holders of the Notes pursuant to this Section 9 (and analogous provisions under the Other Notes), (iii) each holder's Pro Rata Conversion Amount of the Conversion Amount of the Notes the Company has elected to cause to be converted pursuant to this Section 9 (and analogous provisions under the Other Notes) and (iv) the number of shares of Common Stock to be issued to such Holder as of the Mandatory Conversion Date. All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Note required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

                           (c) Conditions to Mandatory Conversion. For purposes
of this Section 9, "CONDITIONS TO MANDATORY CONVERSION" means the following conditions: (i) during the period beginning on the date that is six months prior to the Mandatory Conversion Date and ending on and including the Mandatory Conversion Date (the "NOTICE MEASURING PERIOD"), the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts on a timely basis as set forth in Section 3(c)(i); (ii) on each day during the period beginning on the first Trading Day of the Mandatory Conversion Measuring Period and ending on and including the Mandatory Conversion Date, the Common Stock shall be listed on the Principal Market or The New York Stock Exchange, Inc. and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange;
(iii) during the period beginning on the first Trading Day of the Notice Measuring Period and ending on and including the Mandatory Conversion Date, there shall not have occurred (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated, (y) an Event of Default or (z) an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an Event of Default; (iv) on each day of the period beginning on the date of delivery of the Mandatory Conversion Notice and ending on the Mandatory Conversion Date either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (v) on each day of the period beginning on the Mandatory Conversion Date and ending thirty Trading Days thereafter either (x) the Registration Statements required pursuant to the Registration Rights Agreement shall be expected to be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; and (vi) the Company otherwise shall have been in material compliance with and shall not have breached (unless subsequently cured by the Company prior to the first Trading Day of the Notice Measuring Period), in any material respect, any material provision, covenant, representation or warranty of the Securities Purchase Agreement, the Registration Rights Agreement or any of the Notes.

                  (10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

                  (11) RESERVATION OF AUTHORIZED SHARES.

                           (a) Reservation. The Company shall initially reserve
out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 125% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. Thereafter, the Company, so long as any of the Notes are outstanding, shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 110% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the "REQUIRED RESERVE AMOUNT"). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the time of Issuance Date or increase in the number of reserved shares, as the case may be (the "AUTHORIZED SHARE ALLOCATION"). In the event that a holder shall sell or otherwise transfer any of such holder's Notes, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

                           (b) Insufficient Authorized Shares. If at any time
while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an "AUTHORIZED SHARE FAILURE"), then the Company shall as soon as practicable take all action reasonably necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

                  (12) HOLDER'S REDEMPTIONS.

                           (a) Mechanics. In the event that the Holder has sent
an Event of default Redemption Notice or a Change of Control Redemption Notice to the Company pursuant to Section 4(b) or Section 5(c), respectively (each, a "REDEMPTION NOTICE"), the Holder shall promptly submit this Note to the Company. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five Business Days after the Company's receipt of such notice otherwise. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the Event of Default Redemption Price or the Change of Control Redemption Price (each, the "REDEMPTION PRICE"), as applicable, to the Holder (or deliver any Common Stock to be issued pursuant to a Redemption Notice) within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price (and issues any Common Stock required pursuant to a Redemption Notice) in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (or any Common Stock required to be issued pursuant to a Redemption Notice) (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided. The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

                           (b) Redemption by Other Holders. Upon the Company's
receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(c) (each, an "OTHER REDEMPTION Notice"), the Company shall immediately forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven Business Day period beginning on and including the date which is three Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

                  (13) Subordination to Senior Indebtedness.

                           (a) The Company covenants and agrees, and the Holder
likewise covenants and agrees, that this Note shall be issued subject to the provisions of this Section 13 and to the extent and in the manner hereinafter set forth in this Section 13, the indebtedness represented by this Note and the payment of the principal amount and interest and Late Charges thereon, any redemption amount, liquidated damages, fees, expenses or any other amounts in respect of this Note are hereby expressly made subordinate and junior and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness of the Company now outstanding or hereinafter incurred.

                           (b) No Payment if Default in Senior Indebtedness. No
payment on
account of principal of, premium, if any, or interest on this Note and any other payment payable with respect to this Note shall be made, and no portion of this Note shall be redeemed or purchased directly or indirectly by the Company, if at the time of such payment or purchase or immediately after giving effect thereto,
(i) a default in the payment of principal, premium, if any, interest or other obligations in respect of any Senior Indebtedness having either an outstanding principal balance or a commitment to lend greater than $7,500,000 ("DESIGNATED SENIOR Debt") occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness) (a "PAYMENT DEFAULT"), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or (ii) the Company shall have received notice (a "PAYMENT BLOCKAGE NOTICE") from the holder or holders of Designated Senior Debt that there exists under such Senior Indebtedness a default, which shall not have been cured or waived, permitting the holder or holders thereof to declare such Senior Indebtedness due and payable, but only for the period (the "PAYMENT BLOCKAGE PERIOD") commencing on the date of receipt of the Payment Blockage Notice and ending on the earlier of (a) the date such default shall have been cured or waived, or (b) (x) in the case of a Payment Blockage Notice delivered by any Designated Senior Debt solely based on the occurrence of an Event of Default under the Notes (i.e., based on the triggering of the cross default provisions of such Designated Senior Debt solely as a result of an Event of Default under the Notes) (a "CROSS DEFAULT PAYMENT BLOCKAGE"), the 180th day immediately following the Company's receipt of such Payment Blockage Notice, and (y) in all other circumstances, the 270th day immediately following the Company's receipt of such Payment Blockage Notice. The Company shall resume payments on and distributions in respect of this Note, including any past scheduled payments of the principal of (and premium, if any) and interest on this Note to which the Holder would have been entitled but for the provisions of this Section 13 in the case of a Payment Default, within five (5) Business Days of the date upon which such Payment Default is cured or waived or ceases to exist (and if payment is made within such time period, any Event of Default with respect to such nonpayment shall be cured). In addition, notwithstanding clauses (i) and (ii), unless the holders of Designated Senior Debt shall have accelerated the maturity of such Senior Indebtedness or there is a Payment Default, the Company shall resume payments on this Note within (5) Business Days after the end of each Payment Blockage Period (and if payment is made within such time period, any Event of Default with respect to such nonpayment shall be cured). In any consecutive 365-day period, there shall be (i) no more than three Payment Blockage Notices given in the aggregate on this Note and the Other Notes, irrespective of the number of defaults with respect to Designated Senior Debt during such period, and (ii) at least 90 days during which no Payment Blockage Period shall be in effect.

                           (c) Payment upon Dissolution, Etc.

         In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Company or any dissolution or winding up or total or partial liquidation or reorganization of the Company (being hereinafter referred to as a "PROCEEDING"), the Holder agrees that such Holder shall, upon request of a holder of Senior Indebtedness, and at such holder of Senior Indebtedness' own expense, take all reasonable actions (including but not limited to the execution and filing of documents and the giving of testimony in any Proceeding, whether or not such testimony could have been compelled by process) necessary to prove the full amount of all its claims in any Proceeding, and the Holder shall not waive any claim in any Proceeding without the written consent of such holder. If the Holder does not file a proper proof of claim or proof of debt in the form required in any Proceeding at least thirty (30) days before the expiration of the time to file such claim, the holders of any Senior Indebtedness are hereby authorized to file an appropriate claim for and on behalf of the Holder.

The Holder shall retain the right to vote and otherwise act with respect to the claims under this Note (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension); provided that the Holder shall not vote with respect to any such plan or take any other action in any way so as to (i) contest the validity of any Senior Indebtedness or any collateral therefor or guaranties thereof, (ii) contest the relative rights and duties of any of the lenders under the Senior Indebtedness established in any instruments or agreement creating or evidencing the Senior Indebtedness with respect to any of such collateral or guaranties, or (iii) contest the Holders' obligations and agreements set forth in this Section 13.

Upon payment or distribution to creditors in a Proceeding of assets of the Company of any kind or character, whether in cash, property or securities, all principal and interest due upon any Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive or, if received, to retain any payment or distribution on account of this Note, and upon any such Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled except for the provisions of this Section 13 shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holder who shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder or any holders of the Notes.

                           (d) Payments on Notes.

Subject to Section 13(c), the Company may make regularly scheduled payments of the principal of, and any interest or premium on, or any other payments on, this Note, if at the time of payment, and immediately after giving effect thereto,
(i) there exists no Payment Default or a Payment Blockage Period and (ii) the Company is permitted to make payments under Section 13(c).

                           (e) Certain Rights.

Nothing contained in this Section 13 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors including the holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note in accordance herewith.

                           (f) Subrogation.

Subject to payment in full in cash of all Senior Indebtedness, the rights of the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of the assets of the Company made on such Senior Indebtedness until all principal and interest on this Note shall be paid in full in cash; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the subordination provisions of this Section 13 shall, as between the Holder and the Company and/or its creditors other than the holders of the Senior Indebtedness, be deemed to be a payment on account of the Senior Indebtedness.

                           (g) Rights of Holders Unimpaired.

The provisions of this Section 13 are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness and nothing in this Section 13 shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the principal thereof (and premium, if any) and interest thereon, in accordance with the terms of this Note.

                           (h) Holders of Senior Indebtedness.

These provisions regarding subordination will constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness; such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees under such provisions to the same extent as if they were named therein, and they or any of them may proceed to enforce such subordination and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders have agreed in writing thereto. The holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provisions of this Section 13,
(i) subject to the limitations set forth herein, increase the amount of, change the manner, terms or place of payment of, or renew or alter, any Senior Indebtedness, or otherwise amend, modify, restate or supplement the same, (ii) sell, exchange or release any collateral mortgaged, pledged or otherwise securing the Senior Indebtedness, (iii) release any Person liable in any manner for the Senior Indebtedness and (iv) exercise or refrain from exercising any rights against the Company or any other Person.

                           (i) Proceeds Held in Trust.

In the event that notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise) prohibited by the provisions hereof shall be received by the Holder before all Senior Indebtedness if paid in full in cash, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness, as their respective interests may appear, as calculated by the Company, for application to, or to be held as collateral for, the payment of any Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in cash after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

                           (j) Blockage of Remedies.

During any Payment Default or any Payment Blockage Period, if an Event of Default has occurred and is continuing under this Note, the Holder will not commence or join with any creditor of the Company in asserting or commencing any proceedings to collect or enforce its rights hereunder or take any action to foreclose or realize upon the indebtedness hereunder for a period beginning on the date of such Event of Default and ending on the first to occur of (i) (x) in connection with a Cross Default Payment Blockage, the date that is 180 days following the date that the holders of the Senior Indebtedness are notified of such Event of Default, and (y) in all other circumstances, the date that is 270 days following the date that the holders of the Senior Indebtedness are notified of such Event of Default or (ii) the date such Payment Default is cured, waived or ceases to exist or the date such Payment Blockage Period ends, as the case may be; provided, however, that until all of the Senior Indebtedness shall have been paid in full in cash, any payments, distributions or proceeds received by the Holder resulting from the exercise of any action to collect or enforce any right or remedy available to the Holder shall be subject to the terms of this Note; provided further that the foregoing provisions of this Section 13(j) shall not prevent or limit the Holder in any manner from pursuing any and all remedies, including by way of commencing any action or proceeding, for specific performance in connection with the circumstances giving rise to the Event of Default set forth in Section 4(a)(iii) hereof.

                           (k) Subsequent Senior Indebtedness Requested
Modifications.

In connection with the incurrence of any future Senior Indebtedness, the Holder agrees that it shall act reasonably and negotiate in good faith any modifications to the provisions of this Section 13 reasonably requested by the holder of such Senior Indebtedness; provided that nothing in this section shall restrict the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding from changing or amending this
Section 13 pursuant to Section 17 hereof.

                  (14) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Note.

                  (15) RANK; ADDITIONAL INDEBTEDNESS; LIENS.

                           (a) Rank. All payments due under this Note (a) shall
rank pari passu with all Other Notes and the 1998 Debentures ("PARI PASSU INDEBTEDNESS"), (b) shall be subordinate in right of payment to the prior payment of all existing and future Senior Indebtedness and (c) shall be senior to all other Indebtedness of the Company and its Subsidiaries, other than Senior Indebtedness and Pari Passu Indebtedness.

                           (b) Incurrence of Senior Indebtedness. So long as
this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness which shall rank senior to the Notes other than Senior Indebtedness.

                           (c) Existence of Liens. So long as this Note is
outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "LIENS") other than Permitted Liens. As used herein, "PERMITTED LIENS" means (i) Liens incurred to secure Senior Indebtedness, (ii) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary, to the extent of Indebtedness incurred within thirty days for such acquisition, construction or improvement and incurred within thirty days of such acquisition, construction or improvement, (iii) purchase money Liens, or (iv) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other similar Liens imposed by law, so long as payment on such Lines is not more than 30 days past due.

                           (d) Restricted Payments. The Company shall not, and
the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than Senior Indebtedness or Pari Passu Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

                  (16) PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the extent that such dividends or distributions exceed in any twelve-month period from the Issuance

Date until March 23, 2007, 48 cents per share (as adjusted for any stock splits, stock dividends or recapitalizations following the Issuance Date) (the "BENCHMARK"). The Holder, as the holder of this Note, shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the extent that such dividends or distributions exceed the Benchmark (an "EXCESS DISTRIBUTION"), in each such case to the extent of the Excess Distribution as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments (if any) under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                  (17) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes, shall be required for any change or amendment to this Note or the Other Notes provided such change or amendment is consented to by the Company, which such consent may be granted or withheld in the sole discretion of the Company.

                  (18) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

                  (19) REISSUANCE OF THIS NOTE.

                           (a) Transfer. If this Note is to be transferred, the
Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 19(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

                           (b) Lost, Stolen or Mutilated Note. Upon receipt by
the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

                           (c) Note Exchangeable for Different Denominations.
This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

                           (d) Issuance of New Notes. Whenever the Company is
required to issue a new Note pursuant to the terms of this Note, such new Note
(i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

                  (20) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Securities Purchase Agreement and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  (21) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If
(a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

                  (22) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

                  (23) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                  (24) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company's independent, outside accountant. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

                  (25) NOTICES; PAYMENTS.

                           (a) Notices. Whenever notice is required to be given
under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. Notwithstanding the foregoing,

Section 4(i) of the Securities Purchase Agreement shall apply to all notices given pursuant to this Note.

                           (b) Payments. Whenever any payment of cash is to be
made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents (as defined in the Securities Purchase Agreement) which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 15% per annum from the date such amount was due until the same is paid in full ("LATE CHARGE").

                  (26) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

                  (27) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

                  (28) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

                  (29) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

                           (a) "1998 DEBENTURES" means the Company's Debentures
issued under an Indenture dated as of July 23, 1998, between the Company and American Stock Transfer & Trust Company, as trustee.

                           (b) "APPROVED STOCK PLAN" means any employee benefit,
option or incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, consultant, officer or director for services provided to the Company.

                           (c) "BLOOMBERG" means Bloomberg Financial Markets.

                           (d) "BUSINESS DAY" means any day other than Saturday,
Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                           (e) "CALENDAR QUARTER" means each of: the period
beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

                           (f) "CLOSING BID PRICE" and "CLOSING SALE PRICE"
means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to
Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                           (g) "COMMON STOCK DEEMED OUTSTANDING" shall mean, at
any given time, the number of shares of Common Stock actually outstanding at such time, plus (i) the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time and (ii) plus the number of shares of Common Stock underlying Options or Convertible Securities issued pursuant to the Approved Stock Plans that are actually exercisable or convertible at such time at an exercise price or conversion price that is less than or equal to the per share fair market value of such underlying shares of Common Stock, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Notes or the Other Notes.

                           (h) "CONTINGENT OBLIGATION" means, as to any Person,
any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                           (i) "CONVERTIBLE SECURITIES" means any stock or
securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

                           (j) "EBITDA" means, for any period for any Person,
the net income (or net loss) of such Person and its consolidated Subsidiaries, determined in accordance with GAAP, plus (i) any provision for (or less any benefit from) income taxes, (ii) any deduction for interest expense, net of interest income and (iii) depreciation and amortization expense, and as adjusted for the following items (to the extent that they are reflected in net income or net loss): elimination of: (w) all extraordinary gains and losses determined in accordance with GAAP, (x) gains and losses from sales or dispositions of property and equipment or other fixed assets, (y) all non-recurring income and expense items not incurred in the ordinary course of business to the extent included in the determination of net income for the relevant determination period and (z) foreign currency transaction gains and losses, to the extent included in the determination of net income for the relevant determination period. All determinations of the components of EBITDA shall be made in accordance with GAAP and shall be derived from the Company's then most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, and shall be calculated based on the four Calendar Quarters preceding the date of such calculation.

                           (k) "EXCLUDED SECURITIES" means any shares of Common
Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes and the Other Notes; and (iii) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuance Date.

                           (l) "GAAP" means United States generally accepted
accounting principles, consistently applied.

                           (m) "INDEBTEDNESS" of any Person means, without
duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its subsidiaries (except for the lease of the Company's facility in Kentucky), and
(H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.

                           (n) "ISSUANCE DATE" means March 25, 2004.

                           (o) "OPTIONS" means any rights, warrants or options
to subscribe for or purchase Common Stock or Convertible Securities.

                           (p) "PERSON" means an individual, a limited liability
company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

                           (q) "PRINCIPAL MARKET" means the Nasdaq National
Market.

                           (r) "REDEMPTION PREMIUM" means (i) in the case of the
Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xiii), 120% or
(ii) in the case of the Events of Default described in Section 4(a)(vii) -
(viii), 100%.

                           (s) "REGISTRATION RIGHTS AGREEMENT" means that
certain registration rights agreement between the Company and the initial holders of the Notes relating to the registration of the resale of the shares of Common Stock issuable upon conversion of the Notes.

                           (t) "SEC" means the United States Securities and
Exchange Commission.

                           (u) "SECURITIES PURCHASE AGREEMENT" means that
certain securities purchase agreement between the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

                           (v) "SENIOR INDEBTEDNESS" means the principal of (and
premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable costs, enforcement expenses (including reasonable legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable under the agreements or instruments evidencing, any unaffiliated, third-party Indebtedness of the Company and its Subsidiaries, whether now existing or hereafter arising (together with any renewals, refundings, refinancings or other extensions thereof), which is not made expressly subordinate in right of payment to the Indebtedness evidenced by this Note and the Other Notes, provided that the aggregate amount of such Senior Indebtedness (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Senior Indebtedness) does not as of the date on which such Senior Indebtedness is incurred exceed the product of (i) 2.5 and (ii) EBITDA (the "SENIOR INDEBTEDNESS CAP"). Without limitation of the generality of the foregoing and subject to the Senior Indebtedness Cap, Senior Indebtedness shall include the obligations of the Company to its current senior secured lender, Comerica Bank and any participants with Comerica Bank in such Indebtedness (the "COMERICA OBLIGATIONS"), and the Comerica Obligations are designated as Senior Indebtedness. The Company may from time to time designate by written notice to the Holder the obligations, in addition to the Comerica Obligations, which constitute Senior Indebtedness, and, provided that, at the time that the Senior Indebtedness is incurred (or a commitment to lend any Senior Indebtedness is made), the aggregate Senior Indebtedness of the Company does not exceed the Senior Indebtedness Cap, Senior Indebtedness so designated shall continue to be Senior Indebtedness notwithstanding any subsequent decline in the Company's EBITDA.

                           (w) "TOTAL CAPITALIZATION" means, at any time, the
sum of (i) the sum of all amounts (without duplication) which, in accordance with GAAP, would be included in the Company's stockholders' equity (excluding unrealized gains or losses pursuant to GAAP) as required to be reported in the Company's then most recent consolidated balance sheet, and (ii) Total Debt.

                           (x) "TOTAL DEBT" means, on any date, the outstanding
principal
amount of all Indebtedness of the Company and its Subsidiaries of the type referred to in clauses (A), (C), (D), (F) and (G) of the definition of "Indebtedness" along with any Contingent Obligation in respect of any of the foregoing.

                           (y) "TOTAL DEBT TO EBITDA RATIO" means, as of the
last day of any Calendar Quarter, the ratio of (i) Total Debt outstanding on such day to (ii) EBITDA on such day.

                           (z) "TOTAL DEBT TO TOTAL CAPITALIZATION RATIO" means,
as of the last day of any Calendar Quarter, the ratio of (i) Total Debt outstanding on such day to (ii) Total Capitalization on such day.

                           (aa) "TRADING DAY" means any day on which the Common
Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

                           (bb) "WEIGHTED AVERAGE PRICE" means, for any security
as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.


                                             NOBLE INTERNATIONAL, LTD.



                                             By:
                                                 -------------------------------
                                             Name: Michael C. Azar
                                             Title: Vice President and Secretary

                                                                       EXHIBIT I

                            NOBLE INTERNATIONAL, LTD.
                                CONVERSION NOTICE

Reference is made to the Convertible Subordinated Note (the "NOTE") issued to the undersigned by Noble International, Ltd. (the "COMPANY"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.001 per share (the "COMMON STOCK"), of the Company as of the date specified below.

         Date of Conversion:
                            ----------------------------------------------------

         Aggregate Conversion Amount to be converted:
                                                     ---------------------------

The undersigned hereby certifies to the Company that the Company's conversion of the amount set forth above in accordance with Section 3(a) of the Note will not directly result in the undersigned (together with the undersigned's affiliates) beneficially owning in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion, calculated in accordance with Section 3(d)(i) of the Note.

Please confirm the following information:

         Conversion Price:
                          ------------------------------------------------------

         Number of shares of Common Stock to be issued:
                                                       -------------------------

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

         Issue to:
                  --------------------------------------------------------------

                  --------------------------------------------------------------

                  --------------------------------------------------------------

         Facsimile Number:
                          ------------------------------------------------------

         Authorization:
                       ---------------------------------------------------------

                  By:
                     -----------------------------------------------------------

                                                Title:
                                                      --------------------------
Dated:
      --------------------------------------------------------------------------

         Account Number:
                        --------------------------------------------------------
           (if electronic book entry transfer)

         Transaction Code Number:
                                 -----------------------------------------------
           (if electronic book entry transfer)

                                 ACKNOWLEDGMENT


         The Company hereby acknowledges this Conversion Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated March 23, 2004 from the Company and acknowledged and agreed to by [Transfer Agent].



                                               NOBLE INTERNATIONAL, LTD.



                                               By:
                                                  ------------------------------
                                                  Name:
                                                  Title: